Exhibit 10.11

Assumption Agreement

This Assumption Agreement dated as of October 22, 2021 (this “Assumption Agreement”) is made by Kite Realty Group, L.P., a Delaware limited partnership (the “Surviving Entity”), in favor of the Noteholders (as defined below), each of which is a party to that certain Note Purchase Agreement dated as of September 30, 2016 (as amended by that certain Amendment No. 1 to Note Purchase Agreement, dated as of August 26, 2021 (the “Amendment”), by and among the Company (as defined below) and the Noteholders party thereto, and as it may be further amended, supplemented or otherwise modified from time to time, the “Note Agreement”) by and among Retail Properties of America, Inc., a Maryland corporation (the “Company”) and the Purchasers party thereto, and pursuant to which the Company issued U.S.$100,000,000 aggregate principal amount of its 4.08% Senior Notes, Series A, due September 30, 2026 (the “Series A Notes”) and U.S.$100,000,000 aggregate principal amount of its 4.24% Senior Notes, Series B, due December 28, 2028 (together with the Series A Notes, the “Notes”). Terms used herein without definition shall have the meanings assigned to such terms in the Note Purchase Agreement.

Witnesseth:

Whereas, in connection with the consummation of the Merger Transaction (as defined in the Amendment), (i) the Company is merging with and into KRG Oak, LLC, a Maryland limited liability company (the “Merger Sub”) and a wholly-owned direct subsidiary of Kite Realty Group Trust, a Maryland real estate investment trust (the “Parent”), with the Merger Sub being the surviving entity and (ii) immediately after such merger the Merger Sub is merging with and into the Surviving Entity, with the Surviving Entity being the surviving entity, and the Company shall cease to exist as of the date hereof (the “Transaction”). As a result of the Transaction, the Surviving Entity is assuming all of the rights, duties, liabilities and obligations of the Company, including, without limitation, all of the rights, duties, liabilities and obligations of the Company under the Note Agreement and the Notes;

Whereas, the Surviving Entity, as the surviving entity resulting from the Transaction, has received and shall continue to receive direct and indirect benefits by reason of the investments made by the holders of the Notes (the “Noteholders”) issued under the Note Agreement (which benefits are hereby acknowledged); and

Whereas, the terms of the Note Agreement require that the Surviving Entity execute and deliver this Assumption Agreement;

Now Therefore, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Surviving Entity hereby agrees as follows:

1.            Assumption. The Surviving Entity, as the survivor of the merger of the Company into the Merger Sub and the subsequent merger of the Merger Sub into the Surviving Entity pursuant to the Transaction, hereby unconditionally and expressly assumes, confirms and agrees to perform and observe each and every one of the covenants, rights, promises, agreements, terms, conditions, obligations, duties and liabilities of the Company under the Note Agreement (as shall be amended pursuant to the Amendment), the Notes and under any documents, instruments or agreements executed and delivered or furnished by the Company in connection therewith.

2.            Representation and Warranties.   The Surviving Entity hereby accepts and assumes all obligations and liabilities of the Company related to each representation or warranty made by the Company in the Note Agreement or any other document, instrument or agreement executed and delivered or furnished in connection therewith. The Surviving Entity further represents, warrants and affirms for the benefit of the Noteholders that each of such representations and warranties contained in Sections 5.1, 5.2, 5.6, 5.7, 5.16 and 5.20 of the Note Agreement is true and correct with respect to the Surviving Entity on and as of the date hereof and as of the consummation of the Transaction (with any references therein (i) to the Issuer as a corporation to refer to the Issuer as a limited partnership and (ii) to the execution, delivery or performance of the Note Agreement and the Notes to refer to the execution, delivery or performance, as applicable, of this Assumption Agreement). Each such representation and warranty is incorporated by reference herein in its entirety. The Surviving Entity further represents and warrants that no Default or Event of Default has occurred and is continuing under the Note Agreement.

3.            Further Assurances.   At any time and from time to time, upon any Noteholder’s reasonable request and at the sole expense of the Surviving Entity, the Surviving Entity will promptly execute and deliver any and all further instruments and documents and will take such further action as such Noteholder may reasonably deem necessary to effect the purposes of this Assumption Agreement.

4.            Amendment, Etc.   No amendment or waiver of any provision of this Assumption Agreement shall be effective, unless the same be in writing and executed in accordance with the provisions of the Note Agreement.

5.            Binding Effect; Assignment.   This Assumption Agreement shall be binding upon the Surviving Entity and shall inure to the benefit of the Noteholders and their respective successors and assigns. Acceptance of this Assumption Agreement by the Noteholders is hereby waived.

6.            Governing Law.   This Assumption Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered by its duly authorized officer on the date first above written.

KITE REALTY GROUP, L.P.

By: Kite Realty Group Trust, its sole general partner

By:	/s/ Heath R. Fear
Name: Heath R. Fear
Title: Executive Vice President and Chief Financial Officer